AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 2002
                         REGISTRATION NO. 333-__________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           QUICKSILVER RESOURCES INC.
             (Exact name of registrant as specified in its charter)
   Delaware                                           75-2756163
(State or other                             (I.R.S. Employer Identification No.)
jurisdiction of
incorporation or
organization)
                777 West Rosedale Street, Fort Worth, Texas 76104
                                 (817) 665-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Glenn Darden
                777 West Rosedale Street, Fort Worth, Texas 76104
                                 (817) 665-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                Dean A. Tetirick
                             Cantey & Hanger, L.L.P.
         2100 Burnett Plaza, 801 Cherry Street, Fort Worth, Texas 76102
                                 (817) 877-2883

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [___]

                                           CALCULATION OF REGISTRATION FEE

                                                      Proposed               Proposed
 Title of Each Class            Amount                 Maximum                Maximum               Amount of
 of Securities to be             to be             Offering Price            Aggregate            Registration
     Registered               Registered              Per Share           Offering Price               Fee

Common Stock             37,100 shares (1)             $17.53                $650,363                 $156

Common Stock             985,750 shares(2)             $16.61               $16,373,307              $3,914

(1) These shares are outstanding shares to be sold from time to time by selling stockholders. The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price is computed on the average of the high and low prices of the registrant's common stock, as reported on the New York Stock Exchange, on January 30, 2002.

(2) These shares are shares that may be issued upon the exercise of warrants expiring March 31, 2002 and that may thereafter be resold from time to time by selling stockholders. The proposed offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) on the basis of the exercise prices of the warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2002

                                   PROSPECTUS

                           QUICKSILVER RESOURCES INC.

                                1,022,850 Shares

                                  Common Stock

     This prospectus relates to 1,022,850 shares of our common stock, as detailed below:

 .    37,100  shares  that  may  be  sold  from  time  to  time  by  the  selling stockholders named in this prospectus; and

 .    985,750 shares that may be issued under warrants  issued by MSR Exploration
     Ltd. on March 31, 1997 and assumed by us upon the merger of MSR into us on March 4, 1999. The warrants are presently exercisable at a weighted average exercise price per share of $16.61 and expire on March 31, 2002. The shares acquired upon exercise of the warrants may subsequently be sold by the exercising holders.

     We will not receive any of the proceeds from sales by the selling stockholders, but we will receive proceeds from the issuance of our common stock upon exercise of the warrants. Sales may be effected by the selling stockholders at market prices prevailing at the time of the sale, at prices related to market prices or at negotiated prices. The exercise of the warrants may take place at any time and from time to time prior to 5:00 p.m. local time on March 31, 2002.

     Our common stock is traded on the New York Stock Exchange under the symbol "KWK." On January 30, 2002, the last reported sale price of our common stock on the NYSE was $17.45 per share.

     We are an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are principally in the states of Michigan, Wyoming and Montana.

     Investing in the common stock involves certain risks. You should carefully consider the risk factors beginning on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our principal executive offices are located at 777 West Rosedale Street in Fort Worth, Texas 76104, and our telephone number is (817) 665-5000.

               The date of this prospectus is _____________, 2002.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

Risk Factors...............................................................1

Forward-Looking Statements.................................................9

Where You Can Find More Information........................................9

Quicksilver Resources Inc.................................................10

Use of Proceeds...........................................................10

Recent Developments.......................................................10

Selling Stockholders......................................................11

Warrants..................................................................13

Validity of Common Stock..................................................16

Experts...................................................................16


     In this prospectus, the terms "Quicksilver," "we," "our," and "us" refer to Quicksilver Resources Inc. and, where appropriate, to our predecessors: Mercury Exploration Company; Quicksilver Energy, L.C.; Michigan Gas Partners Limited
Partnership; and MSR Exploration Ltd. The term "you" refers to a prospective investor.

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus.

                                 RISK FACTORS

     You should carefully consider the following risk factors:

Because we have a limited operating history, our future operating results are difficult to forecast, and our failure to sustain profitability in the future could adversely affect the market price of our common stock.

     Although our predecessors operated for years in the oil and gas industry prior to our formation, we began operations in 1998, and have a limited operating history in our current form upon which you may base your evaluation of our performance. As a result of our recent formation and our brief operating history, the operating results from the properties contributed by Mercury Exploration Company and others to us when we were formed may not indicate what our future results will be. We cannot assure you that we will maintain the current level of revenues, natural gas and crude oil reserves or production we now attribute to the properties contributed to us when we were formed and those acquired since our formation. Any future growth of our natural gas and crude oil reserves, production and operations could place significant demands on our financial, operational and administrative resources. Our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Natural gas and crude oil prices fluctuate widely, and low prices could have a material adverse impact on our business.

     Our revenues, profitability and future growth depend in part on prevailing natural gas and crude oil prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and crude oil that we can economically produce.

     While prices for natural gas and crude oil may be favorable at any point in time, they fluctuate widely. For example, the wholesale price of natural gas has fallen from $5.00 per thousand cubic feet in May of 2001 to near $2.00 in January of 2002. Among the factors that can cause this fluctuation are:

 .    the level of consumer product demand;

 .    weather conditions;

 .    domestic and foreign governmental regulations;

 .    the price and availability of alternative fuels;

 .    political conditions in oil and gas producing regions;

 .    the domestic and foreign supply of oil and gas;

 .    the price of foreign imports; and

 .    overall economic conditions.

     Our financial statements are prepared in accordance with generally accepted accounting principals. The reported financial results and disclosures were developed using certain significant accounting policies, practices and estimates. We employ the full cost method of accounting whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in separate country cost centers. These capitalized costs are amortized based on production from the reserves. These capitalized cost pools cannot exceed the present value of the underlying oil and gas reserves. A write down of these capitalized costs could be required if oil and/or gas prices fall below a certain value at each reporting period end. Future price declines or increased capitalized costs without incremental increases in oil and gas reserves could require us to record a write down.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

     The process of estimating oil and gas reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in the information incorporated by reference into this prospectus from documents filed with the SEC.

     In order to prepare these estimates we and independent reserve engineers engaged by us must project production rates and timing of development expenditures. We and the engineers must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as natural gas and crude oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and crude oil reserves are inherently imprecise.

     Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in the information incorporated by reference into this prospectus from documents filed with the SEC. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and crude oil prices and other factors, many of which are beyond our control.

     At June 30, 2001, approximately 22% of our estimated proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our natural gas and crude oil reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

     You should not assume that the present value of future net revenues referred to in the information incorporated by reference into this prospectus from documents filed with the SEC is the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

We may have difficulty financing our planned growth.

     We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our property acquisition and development drilling activities. In the future, we will most likely require additional financing, in addition to cash generated from our operations, to fund our planned growth. If revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have limited ability to expend the capital necessary to replace our reserves or to maintain production at current levels, resulting in a decrease in production over time. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we cannot be certain that additional financing will be available to us on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our acquisition, development drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

We  are  vulnerable  to  operational   hazards,   transportation   dependencies,
regulatory risks and other uninsured risks associated with our activities.

     The oil and gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us to experience substantial losses. Also, the availability of a ready market for our natural gas and crude oil production depends on the proximity of reserves to, and the capacity of, natural gas and crude oil gathering systems, pipelines and trucking or terminal facilities.

     Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our natural gas and crude oil. In addition, we may be liable for environmental damage caused by previous owners of property purchased or leased by us.

     As a result of operating hazards, regulatory risks and other uninsured risks, we could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate funds available for exploration, development or acquisitions. According to customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.

We may be unable to make additional acquisitions of producing properties or successfully integrate them into our operations.

     Our growth in recent years has been due in significant part to acquisitions of producing properties. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers to be favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any material property interests. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.

     The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

     In addition, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than existing properties. While our current operations are located primarily in Michigan, Montana, Wyoming and Canada, we cannot assure you that we will not pursue acquisitions or properties located in other locations.

The failure to replace our reserves could adversely affect our production and cash flows.

     Our future success depends upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Our proved reserves, which are primarily in the mature Michigan basin, will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. In order to increase reserves and production, we must continue our development drilling and recompletion programs or undertake other replacement activities. Our current strategy is to maintain our focus on low-cost operations while increasing our reserve base, production and cash flow through acquisitions of producing properties where we can utilize our experience as a low-cost operator and use available cash flows to continue to exploit our existing properties. We cannot assure you, however, that our planned development projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for additional reserves also could increase.

We cannot control the activities on properties we do not operate.

     Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. As a result, the success and timing of our drilling and development activities on properties operated by others depend upon a number of factors that are outside of our control, including:

 .    timing and amount of capital expenditures;

 .    the operator's expertise and financial resources;

 .    approval of other participants in drilling wells; and

 .    selection of technology.

The loss of key personnel could adversely affect our ability to operate.

     Our operations are dependent on a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us.

Competition in our industry is intense, and we are smaller and have a more limited operating history than most of our competitors.

     We compete with major and independent oil and gas companies for property acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to complete transactions in this highly competitive environment. Furthermore, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial, and other consumers.

Leverage materially affects our operations.

     As of December 31, 2001 our long-term debt was $249,369,000 including $190,000,000 outstanding under our bank credit facility, $54,853,000 outstanding under our subordinated notes, including a fair value adjustment of $1,853,000 according to FAS 133, and $4,516,000 of other debt. We had $19,431,000 of available borrowing capacity under our bank credit facility. The borrowing base limitation on our credit facility is periodically redetermined. Redeterminations occur on May 1 and November 1 of each year. Upon a redetermination that reduces the borrowing base below the outstanding debt, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments.

     Our level of debt affects our operations in several important ways, including the following:

 .    a large portion of our cash flow from operations is used to pay interest on borrowings;

 .    the  covenants  contained in the  agreements  governing  our debt limit our ability to borrow additional funds or to dispose of assets;

 .    the covenants contained in the agreements governing our debt may affect our
     flexibility   in  planning  for,  and  reacting  to,  changes  in  business conditions;

 .    a high level of debt may impair our ability to obtain additional  financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

 .    our leveraged  financial  position may make us more  vulnerable to economic downturns and may limit our ability to withstand competitive pressures, despite our entry into long-term gas contracts and hedging arrangements to reduce our exposure;

 .    any debt that we incur under our bank credit  facility  will be at variable rates, making us vulnerable to increases in interest rates, to the extent those rates are not hedged; and

 .    a high  level of debt  will  affect  our  flexibility  in  planning  for or reacting to changes in market conditions.

     In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. A higher level of debt increases the risk that we may default on our debt obligations. Our ability to meet debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control.

     If we are unable to repay our debt at maturity out of cash on hand, we could attempt to refinance the debt or repay the debt with the proceeds of an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the principal or interest on our debt or that future borrowing or equity financing will be available to pay or refinance the debt. The terms of our debt may also prohibit us from taking these actions. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing or our debt include financial market conditions and our market value and operations performance at the time of the offering or other financing. We cannot assure you that any offering or refinancing can be successfully completed.

Several companies have entered into purchase contracts with us for a significant part of our production and if they default on these contracts, we could be materially and adversely affected.

     Several long-term contracts for the sale of a significant portion of our natural gas production are currently in place and account for a significant portion of our total revenues. We cannot assure you that the other parties to these contracts will continue to perform under the contracts. If the other parties were to default after taking delivery of our natural gas, it could have a material adverse effect on our cash flows for the period in which the default occurred. A default by the other parties prior to taking delivery of our natural gas could also have a material adverse effect on our cash flows for the period in which the default occurred depending on the prevailing market prices of natural gas at the time compared to the price required to be paid under the long-term contracts.

Our activities are regulated by complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

     Oil and gas operations are subject to various federal, state and local government laws and regulations which may be changed from time to time in response to economic or political conditions. Matters that are typically regulated include:

 .    discharge permits for drilling operations;

 .    drilling bonds;

 .    reports concerning operations;

 .    spacing of wells;

 .    unitization and pooling of properties;

 .    environmental protection; and

 .    taxation.

     From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of natural gas and crude oil. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted.

     The development, production, handling, storage, transportation and disposal of natural gas and crude oil, by-products, and other substances and materials produced or used in connection with oil and gas operations are subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of natural gas, crude oil or pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may result in the assessment of civil or criminal penalties or require us to incur substantial costs of remediation.

     Legal and tax requirements frequently are changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We cannot assure you that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect our business, results of operations and financial condition.

Hedging our production may result in losses.

     To reduce our exposure to fluctuations in the prices of natural gas and crude oil, we have entered into long-term gas contracts and hedging arrangements. These hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

 .    our production is materially less than expected; or

 .    the other parties to the hedging  contracts  fail to perform their contract obligations.

     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for natural gas and crude oil in the following instances:

 .    there is a change in the expected  difference  between the underlying price in the hedging agreement and actual prices received; or

 .    a sudden  unexpected  event  materially  impacts  natural  gas or crude oil prices.

     Furthermore, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in natural gas and crude oil prices than our competitors who engage in hedging arrangements.

A small number of existing stockholders control our company, which could limit your ability to influence the outcome of stockholder votes.

     Members of the Darden family, together with Mercury and Quicksilver Energy, L.C., companies primarily owned by the members of the Darden family, beneficially own on the date of this prospectus approximately 54.5% of our common stock. As a result, these entities and individuals will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

A large number of our outstanding shares and shares to be issued upon exercise of our outstanding warrants and options may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

     Our shares that are eligible for future sale may have an adverse effect on the price of our stock. There were 18,810,130 shares of our common stock outstanding on the date of this prospectus, including 243,421 shares issuable upon exchange of exchangeable shares issued by MGV Energy Inc., one of our subsidiaries. Approximately 9,073,265 of these shares are freely tradeable without substantial restriction or the requirement of future registration under the Securities Act of 1933. In addition, we have the following warrants and options outstanding to purchase shares of our common stock:

 .    Warrants to purchase 430,000 shares at $12.50 per share;

 .    Warrants to purchase 550,000 shares at $20.00 per share;

 .    Warrants to purchase 5,750 shares at 10 cents per share;

 .    Options to purchase 22,856 shares at $8.75 per share;

 .    Options to purchase 370,113 shares at $3.6875 per share;

 .    Options to purchase 13,333 shares at $7.00 per share;

 .    Options to purchase 308,332 shares at $7.125 per share;

 .    Options to purchase 45,400 shares at $9.80 per share;

 .    Options to purchase 57,501 shares at $16.04 per share; and

 .    Options to purchase 9,800 shares at $16.50 per share.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities. It should be noted that the Shares underlying the warrants referred to above are a portion of the Shares covered by this prospectus.

Our restated certificate of incorporation contains provisions that could discourage an acquisition or change of control without our board of directors' approval.

     Our restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to stockholders. Our restated certificate also provides for a classified board of directors. This staggered election approach makes more difficult and discourages a proxy contest or the assumption of control by a substantial stockholder and thus increases the likelihood that incumbent directors will retain their positions.

                           FORWARD-LOOKING STATEMENTS

     Some statements made by us in this prospectus and incorporated by reference from documents filed with the SEC are "forward-looking statements." Statements or assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding:

 .    the quality of our  properties  with regard to,  among  other  things,  the existence of oil and gas reserves in economic quantities;

 .    our ability to increase our reserves through exploration and development;

 .    the number of  locations to be drilled and the time frame within which they will be drilled;

 .    future prices of natural gas and crude oil;

 .    anticipated domestic demand for natural gas; and

 .    the adequacy of our capital resources and liquidity.

     Risks,  uncertainties  and other  factors  may cause our actual  results to differ materially from anticipated results expressed or implied by these prospective statements and we undertake no obligation to update them. The most significant of these risks, uncertainties and other factors are discussed under "Risk Factors" in this prospectus and in sections of documents we incorporate by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties." You are urged to carefully consider these factors.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934. You may inspect those reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also obtain copies of those materials from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are available to the public over the Internet or at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

     The following documents that we have filed or will file with the SEC are incorporated by reference into this prospectus:

 .    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

 .    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

 .    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

 .    Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

 .    Our Proxy Statement filed April 24, 2001;

 .    The  description of our common stock and preferred  stock  contained in our
     Form 8-A filed October 11, 2001; and

 .    All other  documents  filed by us pursuant to Section 13(a),  13(c),  14 or
     15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to termination of this offering of common stock.

     You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

                           Quicksilver Resources Inc.
                       777 West Rosedale Street, Suite 300
                             Fort Worth, Texas 76104
                                 (817) 665-5000


                           QUICKSILVER RESOURCES INC.

     Quicksilver is an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are located principally in the states of Michigan, where we are the largest independent natural gas producer, Wyoming and Montana. We acquired our first properties in Canada in August 1999. Over the past five years, we have significantly increased our proved reserves and production. We have accomplished this growth primarily through the acquisition of reserves in well-established producing areas followed by aggressive exploitation and development drilling and the purchase of additional interests in those or nearby similar properties. Our properties are located in well-established producing areas that have long productive histories and typically exhibit low annual decline rates.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will receive the exercise price of the warrants if and when exercised. Proceeds received upon exercise of the warrants are expected to be utilized to reduce the indebtedness outstanding under our bank credit facility. Our credit facility matures on March 31, 2003 and the interest rate on borrowings under the facility is currently approximately 4.25%.

                               RECENT DEVELOPMENTS

     At our annual meeting of stockholders held on June 5, 2001, our stockholders approved:

 .    the addition of a new article to our restated certificate of incorporation,
     and   corresponding   amendments   to  our  bylaws,   to  provide  for  the
     classification of our board of directors into three classes of directors with staggered terms of office and for their removal only for cause and by a two-thirds vote of stockholders;

 .    the addition of a new article to our restated certificate of incorporation, and corresponding amendments to our bylaws, which require that all stockholder action be taken at a stockholders' meeting; and

 .    the addition of a new article to our restated  certificate of incorporation which requires a two-thirds stockholder vote to amend or repeal certain provisions of our restated certificate of incorporation.

     The article additions are intended to encourage persons seeking to acquire control of us to initiate such efforts through negotiations with our board of directors. Our board of directors believes that the article additions will help give them the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner which assures fair treatment of our stockholders. The article additions are also intended to increase the bargaining leverage of our board of directors, on behalf of our stockholders, in any negotiations concerning a potential change of control. The article additions will, however, make more difficult or discourage a proxy contest or the assumption of control by a substantial stockholder and thus could increase the likelihood that incumbent directors will retain their positions. The article additions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us even though such attempt might be beneficial to our stockholders.

     On October 22, 2001, our common stock commenced trading on the New York Stock Exchange under the same ticker symbol as previously utilized on the American Stock Exchange, "KWK." Our common stock is no longer traded on the American Stock Exchange.

                              SELLING STOCKHOLDERS

     The selling stockholders who are offering 37,100 shares of the common stock covered by this prospectus are our officers who received the shares as compensation for services on February 1, 2002. The table below sets out the names of the officers, their titles, the number of shares held by them which are covered by this prospectus and other information concerning their beneficial ownership of shares of our common stock. The selling stockholders may sell none, some or all of their shares of common stock offered by this prospectus.


                                                                                Beneficial Share Ownership
                     Selling Stockholders                         Shares of     after Completion of Offering
                     --------------------                        Common Stock   ----------------------------
                                                                  Covered by         Number of      Percent
     Name                            Title                        Prospectus           Shares       of Class
     ----                            -----                        ----------          ---------     --------
Glenn Darden(1)(4)              Director, President and               5,100           647,788          3.4%
                                Chief Executive Officer

Thomas F. Darden                Director and Chairman of              5,100           665,398          3.5%
(1)(4)                          the Board

Anne Darden Self (1)            Director and Vice                     3,400           665,398          2.8%
                                President - Human
                                Resources

Houston Kauffman (4)            Vice President - Manager of           3,600            82,088          *
                                Acquisitions, Divestitures
                                and Trades

Bill Lamkin (4)                 Executive Vice President,             4,600            82,148          *
                                Chief Financial Officer and
                                Secretary

Fred van Naerssen (4)           Vice President and Chief              4,100            46,197          *
                                Accounting Officer

Jeff Cook (4)                   Senior Vice President                 4,400           119,924          *

Robert Wagner (4)               Vice President - Engineering          3,400            32,869          *

Wayne Blair (4)                 Vice President and Controller         3,400            34,684          *

----------------------
*Indicates less than 1%

(1) Does not include shares beneficially owned by Mercury Exploration Company or Quicksilver Energy, L.C. ("QELC"). See footnotes 2 and 3. Does include with respect to Thomas F. Darden, Glenn M. Darden and Anne Darden Self 110,000, 110,000 and 100,000 shares, respectively, subject to immediately exercisable warrants. Also includes with respect to each of Thomas F. Darden and Glenn Darden, 65,666 shares subject to immediately exercisable options. Also includes with respect to each of Thomas F. Darden, Glenn Darden and Anne Darden Self 133,110, 113,350 and 95,200 shares, respectively, for which each is co-trustee for family member trusts.

(2) Each of Thomas F. Darden, Glenn Darden and Anne Darden Self are directors and stockholders of Mercury and share voting and investment power with respect to 5,621,517 shares of our common stock beneficially owned by Mercury. Each of these persons disclaims beneficial ownership of all such shares.

(3) Each of Thomas F. Darden, Glenn Darden and Anne Darden Self are members of QELC and share voting and investment power with respect to 3,030,861 shares of our common stock beneficially owned by QELC. Each such person disclaims beneficial ownership of those shares.

(4) Number of shares indicated includes with respect to Glenn Darden, Thomas F. Darden, Houston Kauffman, Bill Lamkin, Fred van Naerssen, Jeff Cook, Robert Wagner and Wayne Blair 65,666, 65,666, 35,650, 82,148, 21,695, 33,334,
     18,079 and 8,334 option shares, respectively, that were vested on the date of this prospectus.

     The selling stockholders have advised us that the distribution of the shares of common stock offered in this prospectus by the selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or in transactions otherwise than on that exchange or in any combination of transactions. Sales may be effected at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders may sell shares to or through broker-dealers in transactions involving one or more of the following:

 .    a block  trade in which the  broker-dealer  attempts  to sell the shares as agent but, to facilitate the transaction, may position and resell a portion of the block as principal;

 .    purchases by a broker-dealer  as principal and resale by the  broker-dealer for its own account; or

 .    ordinary  brokerage   transactions  in  which  the  broker-dealer  solicits
     purchases.

     Broker-dealers participating in the distribution of shares may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions received by the broker-dealers and any profit on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this prospectus.

     Upon notification by any selling stockholder of any material arrangement to sell shares through a secondary distribution, or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, to disclose among other things the names of the broker-dealers, the number of shares involved, the price at which the shares will be sold and the commissions paid or the discounts or concessions allowed to the broker-dealers.

     We cannot assure you that the selling stockholders will sell any or all of the common stock offered by this prospectus.

                                    WARRANTS

     On March 31, 1997, MSR Exploration Ltd., formerly known as Mercury Montana, Inc., issued warrants to acquire a total of 11,337,500 shares of its common stock at a weighted average exercise price per share of $1.66. The warrants are in registered form and are evidenced by separate warrant agreements. One of the warrants, which entitled the holder to purchase 280,000 shares at an exercise price per share of $3.38, expired on January 13, 2000. Warrants covering 1,200,000 shares have been exercised. The remaining warrants expire on March 31, 2002.

     We assumed the MSR warrants in the merger of MSR into us on March 4, 1999 and the warrants became at that time warrants to purchase shares of our common stock on the basis of 10 MSR shares for 1 share of our common stock. The exercise prices of the warrants were increased to correspond to the reduction in the number of shares purchaseable upon exercise of the warrants. Taking into account the one expired warrant and the exercises of warrants covering 120,000 shares, the warrants now represent rights to acquire a total of 985,750 shares of our common stock at a weighted average exercise price per share of $16.61.

     The following table sets out the names of the holders of the warrants, their positions with us, if any, the number of shares which may be purchased by them upon exercise of the warrants, the exercise price per share of the warrants, and other information concerning the beneficial ownership of shares of our common stock by the holders, inclusive of the warrant shares but exclusive of shares offered by holders of the warrants by this prospectus.


                                                               Number of Shares     Exercise Price

      Warrant Holder                 Relationship             Subject to Warrant       Per Share          Beneficial Ownership
      --------------                 ------------             ------------------       ---------          --------------------
                                                                                                       Number of         Percent
                                                                                                         Shares         of Class
                                                                                                         ------         --------
Jeff Cook(1)                 Senior Vice President -                5,500                $ 12.50        119,924             *
                             Operations                             5,500                $ 20.00

Estate of Frank                                                    27,500                $ 12.50        116,809             *
Darden(2)(4)                                                       27,500                $ 20.00

Glenn                        Director, President and               55,000                $ 12.50         647,788           3.4%
Darden(1)(2)(3)(4)           Chief Executive Officer               55,000                $ 20.00

Lucy Darden                                                        17,500                $ 12.50         173,963            *
                                                                   27,500                $ 20.00

Thomas F.                    Director and Chairman of the          55,000                $ 12.50         665,398           3.5%
Darden(1)(2)(3)(4)           Board                                 55,000                $ 20.00

Mercury Exploration                                               197,000                $ 12.50       5,621,517          29.1%
company                                                           297,000                $ 20.00

Paribas                                                             5,750                $   .10           5,750            *

Gueydon Thurber                                                    13,750                $ 12.50         152,644            *
                                                                   13,750                $ 20.00

Jack L. Thurber Marital                                             3,146                $ 12.50          25,461            *
Deduction Trust                                                     3,146                $ 20.00

Jack L. Thurber Marital                                             4,883                $ 12.50          55,387            *
(GST Exempt) Trust                                                  4,883                $ 20.00

Jack L. Thurber Trust                                               5,721                $ 12.50          64,896            *
                                                                    5,721                $ 20.00

Anne Darden                   Director and Vice                    45,000                $ 12.50         535,573           2.8%
Self(2)(3)(4)                 President-Human Relations            55,000                $ 20.00

-----------------------
*Indicates less than 1%

(1)  Number of shares indicated includes with respect to Jeff Cook, Glenn Darden
     and  Thomas  F.  Darden,   33,334,   65,666  and  65,666   option   shares,
     respectively, that were vested on the date of this prospectus.

(2) Does not include shares beneficially owned by Mercury Exploration Company or Quicksilver Energy, L.C. ("QELC"). See footnotes 3 and 4. Does include with respect to each of Thomas F. Darden, Glenn Darden and Anne Darden Self 133,110, 113,350 and 95,200 shares, respectively, for which each is co-trustee for family member trusts.

(3) Each of Thomas F. Darden, Glenn Darden and Anne Darden Self are directors and stockholders of Mercury and share voting and investment power with respect to the 5,621,517 shares of common stock beneficially owned by Mercury. Each of these persons disclaims beneficial ownership of all such shares.

(4) Each of Mercury, Estate of Frank Darden, Thomas F. Darden, Glenn Darden and Anne Darden Self are members of QELC and share voting and investment power with respect to the 3,030,861 shares of Common Stock beneficially owned by QELC. Each such person disclaims beneficial ownership of those shares.

     Following is a summary of the provisions of the warrant agreements. The summary should not be considered complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the warrant agreements. Copies of the warrant agreements are available upon written request to:
Quicksilver Resources Inc., 777 West Rosedale Avenue, Suite 300, Fort Worth, Texas 76104, Attention: Bill Lamkin, Executive Vice President, Chief Financial Officer and Secretary.

     The exercise price and the number of shares of our common stock purchasable upon the exercise of each warrant are subject to adjustment upon: (a) the payment of dividends or the making of distributions on shares of our common stock to holders of our common stock; (b) subdivision of our outstanding shares of common stock into a larger number of shares of common stock; or (c) combination of our outstanding shares of common stock into a smaller number of shares of common stock.

     Prior to the  expiration  date of the  warrants,  we are not  permitted  to consolidate with or merge into another corporation, or convey all or substantially all of our assets to any other corporation or corporations, whether affiliated or unaffiliated, or to agree to so consolidate, merge or convey assets, unless and until prior to consummation of the consolidation, merger or conveyance, the successor corporation assumes the obligation to issue and deliver to the holders of the warrants such shares of stock, securities or property as the holders would be entitled to purchase or receive if the holders had exercised the warrants immediately prior to consummation.

     The warrant agreements provide that if, at any time prior to the expiration of two years from the last date on which a warrant is validly exercised, we propose to register shares of our common stock under the Securities Act of 1933, as amended, we are required to give the holders of the warrants or shares acquired upon exercise of the warrants notice of the proposed registration and include in the registration shares of our common stock acquired or to be acquired by the holders pursuant to exercise of the warrants to the extent requisite to permit the sale or other disposition by the holders of those shares.

     Each warrant agreement is binding upon any entity succeeding to us by a merger, consolidation, or acquisition of all or substantially all of our assets. The warrant agreements are not assignable or transferable by the holders except upon the dissolution and liquidation of a holder, or upon the death of a holder; however, our Board of Directors has approved the assignment or transfer of the warrant agreements to accredited investors and/or institutional buyers. This prospectus covers all shares issuable under the warrants regardless of who the holders of the warrants are at the time of exercise.

                            VALIDITY OF COMMON STOCK

     Our counsel, Cantey & Hanger, L.L.P., Fort Worth, Texas, will give a legal opinion as to the validity of our shares of common stock.

                                     EXPERTS

     The information incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000, regarding the estimated quantities of proved reserves of our oil and gas properties, the future net cash flows from those reserves and the present values of those cash flows is derived from reserve reports prepared or reviewed by Holditch-Reservoir Technologies Consulting Services. The information is incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in matters contained in the reports.

     The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000 and September 30, 2001 and 2000 which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                      II-4
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of the fees and expenses expected to be incurred by us in connection with the offering described in this registration statement. No part of the fees and expenses will be paid by security holders.

         Registration Fee..............................................$4,070

         Legal Fees and Expenses.......................................20,000

         Accounting Fees and Expenses...................................5,000

         Printing and Duplicating Expenses................................500

         Miscellaneous................................................. 1,000
                                                                       ------

Total.................................................................$30,570


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Our restated certificate of incorporation and bylaws permit indemnification of directors and officers to the fullest extent permitted by
Section 145 of the DGCL. Reference is made to our restated certificate of incorporation and bylaws.

     Additionally, we have acquired directors and officers insurance in the amount of $8,000,000, which includes coverage for liability under the federal securities laws.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation contains such a provision.

     The above discussion of our restated certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, bylaws and statutes.

ITEM 16. EXHIBITS.

Exhibit
Number     Description
-------    -----------

5.1        Opinion of Cantey & Hanger, L.L.P. regarding legality.
15.1       Awareness Letter of Deloitte & Touche LLP.
23.1       Consent of Deloitte & Touche LLP.
23.2       Consent of Holditch-Reservoir Technologies Consulting Services.
23.3 Consent of Cantey & Hanger, L.L.P. (set forth in their opinion filed as Exhibit 5.1).
24.1       Powers of attorney (set forth on the signature page).

ITEM 17. UNDERTAKINGS.

     We hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on February 5, 2002.

                                     QUICKSILVER RESOURCES INC.


                                     By:   /s/ Glenn Darden
                                     ------------------------------
                                     Glenn Darden
                                     President


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn Darden and Bill Lamkin, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statements pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the 1st day of February, 2002.



/s/ Glenn Darden                                February 5, 2002
-----------------------------                   -------------------------------
Glenn Darden                                    Date
Director, President and
  Chief Executive Officer



/s/ Thomas F. Darden                            February 5, 2002
-----------------------------                   -------------------------------
Thomas F. Darden                                Date
Director and Chairman of the Board

/s/ D. Randall Kent                             February 5, 2002
-----------------------------                   -------------------------------
D. Randall Kent                                 Date
Director


/s/ Steven M. Morris                            February 5, 2002
-----------------------------                   -------------------------------
Steven M. Morris                                Date
Director


/s/ W. Yandell Rogers, III                      February 5, 2002
-----------------------------                   -------------------------------
W. Yandell Rogers, III                          Date
Director



/s/ Anne Darden Self                            February 5, 2002
-----------------------------                   -------------------------------
Anne Darden Self                                Date
Director



/s/ Mark Warner                                 February 5, 2002
-----------------------------                   -------------------------------
Mark Warner                                     Date
Director



/s/ Bill Lamkin                                 February 5, 2002
-----------------------------                   -------------------------------
Bill Lamkin                                     Date
Executive Vice President,
Chief Financial Officer
and Secretary



/s/ Fred van Naerssen                           February 5, 2002
-----------------------------                   -------------------------------
Fred van Naerssen                               Date
Vice President and Chief
Accounting Officer

                                  EXHIBIT INDEX


Exhibit
Number     Description
-------    -----------

5.1        Opinion of Cantey & Hanger, L.L.P. regarding legality.
15.1       Awareness Letter of Deloitte & Touche LLP.
23.1       Consent of Deloitte & Touche LLP.
23.2       Consent of Holditch-Reservoir Technologies Consulting Services.
23.3 Consent of Cantey & Hanger, L.L.P. (set forth in their opinion filed as Exhibit 5.1).
24.1       Powers of attorney (set forth on the signature page).